Exhibit 99.1

FOR RELEASE:	New Hartford, NY, April 9, 2019

CONTACT:	Christopher R. Byrnes
(315) 738-0600 ext. 6226
cbyrnes@partech.com, www.partech.com

PAR TECHNOLOGY CORPORATION ANNOUNCES PROPOSED OFFERING OF $60 MILLION OF CONVERTIBLE SENIOR NOTES

New Hartford, NY- April 9, 2019 -- PAR Technology Corporation (NYSE: PAR) ("Company" or "PAR") announced today its intention to offer $60 million aggregate principal amount of Convertible Senior Notes due 2024 (the "Notes") in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), subject to market conditions and other factors. The Company also expects to grant to the initial purchaser of the Notes a 30-day option to purchase up to an additional $10 million aggregate principal amount of Notes.

The Notes will be unsecured senior obligations of the Company with interest payable semiannually. The Notes will be convertible at the option of the holders, prior to the close of business on the business day immediately preceding October 15, 2023, only under certain circumstances and during certain periods, and thereafter, at any time until the close of business on the second business day immediately preceding the maturity date. Upon conversion, the Notes may be settled, at the Company’s election, in cash, shares of the Company’s common stock, or a combination of cash and shares of the Company’s common stock. The Notes will not be redeemable at the Company’s option prior to April 15, 2022.  On or after April 15, 2022, the Notes will be redeemable at the Company’s option if the last reported sale price of the Company’s common stock for at least 20 trading days (whether or not consecutive) in any 30-day trading period (including the last trading day of such period) exceeds 130% of the conversion price for the Notes. The terms of the notes, including interest rate, conversion rate and principal amount, will depend on market conditions at the time of pricing and will be determined by negotiations between the Company and the initial purchaser.

The Company intends to use the net proceeds from the offering to repay in full amounts outstanding under its credit facility, which were approximately $16.1 million as of March 31, 2019, and terminate the credit facility.  The Company intends to use the remaining proceeds from the offering (including any net proceeds from the sale of any additional Notes that may be sold should the initial purchaser exercise its option to purchase additional Notes) for general corporate purposes, including funding investment in its Brink business and for other working capital needs. The Company may also use a portion of the proceeds to acquire or invest in other assets complementary to its business.

The Notes will only be offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act. Neither the Notes nor the shares of the Company’s common stock into which the Notes are convertible have been, or will be, registered under the Securities Act or the securities laws of any other jurisdiction, and unless so registered, may not be offered or sold in the United States except pursuant to an applicable exemption from such registration requirements.

This announcement is neither an offer to sell nor a solicitation of an offer to buy the Notes (or the shares of the Company’s common stock into which the Notes are convertible), nor will there be any offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Forward-Looking Statements.

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding the intention to offer the Notes, the intended use of proceeds from the offering and the expected terms of the offering. These forward-looking statements are subject to risks and uncertainties that may cause actual results or events to differ materially from those expressed in the forward-looking statements, including risks related to whether the Company will consummate the offering of the Notes on the expected terms, or at all, the potential impact of market and other general economic conditions, whether the Company will be able to satisfy the conditions required to close any sale of the Notes, the intended use of the proceeds of the offering and the fact that the Company’s management will have broad discretion in the use of the proceeds from any sale of the Notes. Other risks and uncertainties that could cause the actual results or events to differ materially from those contemplated in forward looking statements are discussed in “Risk Factors” discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 and the Company’s other filings with the SEC. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities law.